Exhibit 99.1

Southwest Community Bancorp Reports 64% Increase in First Quarter
Earnings

    CARLSBAD, Calif.--(BUSINESS WIRE)--April 19, 2004--Southwest Community Bancorp (OTCBB:SWCB) reported a 64% increase in earnings for the quarter ended March 31, 2004 to $1,097,000 or $0.47 per fully diluted common share, compared with net earnings of $669,000, or $0.29 per fully diluted common share for the first quarter of 2003. The 2004 earnings represent an annualized return on average equity of 16.2% and an annualized return on average assets of 1.4% compared with 16.2% and 1.1% respectively for the 2003 first quarter.
    Consolidated total assets as of March 31, 2004 totaled $363 million compared to $260 million at March 31, 2003 and $339 at December 31, 2002. Total deposits increased by 37.3% to $330 million at March 31, 2004 compared to $240 at March 31, 2003 and $308 at December 31, 2003. Total loans rose during the quarter to $212 million representing a 48.5% increase from $143 million one year ago and $189 million at year end 2003.
    Company President & CEO, Frank J. Mercardante said, "The Company and its subsidiaries, Southwest Community Bank and Financial Data Solutions, Inc. (FDSI) continue to benefit from a strong business environment in Southern California and the successful execution of our strategic business plan. The Bank recently announced that it has received approval for our eighth full-service office to be located in downtown San Bernardino, which is scheduled to open on May 3, 2004. The new branch extends our banking coverage to five Southern California counties and will enable us to further diversify our loan and deposit portfolios."
    Regarding the Company's data servicing subsidiary, FDSI, Mercardante said, "FDSI grew its client base to 68 during the first quarter and gross revenues increased by 13% compared to the year ago quarter. FDSI now services financial institutions with combined aggregate assets in excess of $20 billion.
    Net interest income before provision for potential loan losses for the current quarter increased by 38.2% to $3.8 million compared with $2.7 million in the first quarter of 2003. The provision for loan losses increased 57.9% for the quarter ended March 31, 2004 to $300 thousand from $190 thousand in the 2003 quarter largely due to the 48.5% increase in total loans.
    Noninterest income increased by 17.4% to $2.6 million in the 2004 quarter from $2.2 million in the 2003 quarter, largely due to increases in fees and service charges on deposit accounts, data processing income and gains on the sale of SBA loans. Noninterest expense increased 16.9% in 2004 to $4.3 million from $3.6 million in 2003 with salaries, equipment and data processing expenses and professional services representing the largest increases.
    Nonperforming assets, which consist of loans on nonaccrual or past due for 90 days or more, equaled $938 thousand or 0.44% of total loans outstanding as of March 31, 2004 compared with $160 thousand or 0.11% as of March 31, 2003. Net of SBA guaranteed loans, nonperforming loans for the 2004 period equaled $654 thousand or 0.31% of loans outstanding.
    Capital ratios at both the Company and Southwest Community Bank remain above the levels required for a "well capitalized" designation by regulatory agencies. The Tier 1 capital ratios for the Company and the Bank at March 31, 2004 were 7.70% and 7.60% respectively.
    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and the soon to open San Bernardino branch, all in California; a Loan Production Office in Glendale, Calif., and; Financial Data Solutions Inc., a full service data processing services company with processing centers in Murrieta, El Monte and San Leandro, Calif. Shares of the company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our Web site at www.swcbank.com.
    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.



             SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                        (dollars in thousands,
                        except per share data)
----------------------------------------------------------------------

Consolidated Statements of Income                       Change
Three Months Ended March 31,

                   2004       2003                    $       %
------------------------- ---------- ---------- --------- -------

Interest
 income           $4,031     $2,898                1,133    39.1%
Interest
 expense             271        178                   93    52.2%
               ---------- ----------            --------- -------
Net interest
 income            3,760      2,720                1,040    38.2%
Provision for
 loan losses         300        190                  110    57.9%
               ---------- ----------            --------- -------
Net interest
 income after
 provision         3,460      2,530                  930    36.8%

Non interest
 income            2,630      2,240                  390    17.4%
Non interest
 expense           4,266      3,649                  617    16.9%
               ---------- ----------            --------- -------
Income before
 income taxes      1,824      1,121                  703    62.7%
Income taxes         727        452                  275    60.8%
               ---------- ----------            --------- -------
Net Income        $1,097       $669                 $428    64.0%
               ========== ==========            ========= =======

Basic EPS          $0.56      $0.34                $0.22    64.7%
Diluted EPS        $0.47      $0.29                $0.18    62.1%
Average shares
 outstanding   1,943,157  1,927,029
Average
 diluted
 shares
 outstanding   2,356,880  2,193,452

Return on
 averge equity
 (annualized)       16.2%      16.2%
Return on
 average
 assets
 (annualized)        1.4%       1.1%
Net interest
 margin             6.26%      6.37%
Efficiency
 ratio              66.8%      73.6%

Consolidated  Balance Sheets

                 March 31,  March 31,   Dec. 31,
                   2004       2003       2003
-------------- ---------- ---------- ----------
Assets
Cash and due
 from banks      $90,631    $58,979   $110,372
Federal funds
 sold             24,160     32,234      4,175
Investment
 securities       22,743     16,825     24,120

Loans, net of
 unearned
 income          211,642    142,549    188,715
Less allowance
 for loan
 losses            2,866      1,989      2,511
               ---------- ---------- ----------
Net loans        208,776    140,560    186,204

Other assets      16,580     11,613     13,944
               ---------- ---------- ----------
Total           $362,890   $260,211   $338,815
               ========== ========== ==========

Liabilities and Shareholders' Equity

Noninterest-
 bearing        $259,954   $188,721   $236,641
Interest
 bearing          70,179     51,670     71,738
               ---------- ---------- ----------
Total Deposits   330,133    240,391    308,379

Accrued
 interest and
 other
 liabilities       2,034      1,092      1,562
Junior
 subordinated
 debt              8,248          -      8,248
Notes payable      2,181        517        200
Minority
 interest in
 subsidiary            -      1,401      1,464
               ---------- ---------- ----------
Total
 Liabilities     342,596    243,401    319,853
               ---------- ---------- ----------

Shareholders'
 Equity
Common stock      14,756     14,624     14,676
Retained
 earnings          5,458      2,096      4,362
Other
 comprehensive
 income (loss)        80         90        (76)
               ---------- ---------- ----------
Total
 Shareholders'
 Equity           20,294     16,810     18,962
               ---------- ---------- ----------
Total           $362,890   $260,211   $338,815
               ========== ========== ==========

Book value at
 end of period    $10.43      $8.71      $9.80
Shares
 outstanding
 at end of
 period        1,945,371  1,928,996  1,934,996

                                      Change from
                             March 31, 2003   Dec. 31, 2003
                              $         %       $       %
Assets
Cash and due from banks    $31,652    53.7% $(19,741)  -17.9%
Federal funds sold          (8,074)  -25.0%   19,985   478.7%
Investment securities        5,918    35.2%   (1,377)   -5.7%

Loans, net of unearned
 income                     69,093    48.5%   22,927    12.1%

Less allowance for loan losses 877    44.1%      355    14.1%

Net loans                   68,216    48.5%   22,572    12.1%

Other assets                 4,967    42.8%    2,636    18.9%
                           --------- ------- --------- -------
Total                     $102,679    39.5%  $24,075     7.1%
                           ========= ======= ========= =======

Liabilities and Shareholders' Equity

Noninterest-bearing        $71,233    37.7%  $23,313     9.9%
Interest bearing            18,509       0    (1,559)     (0)
                           --------- ------- --------- -------
Total Deposits              89,742    37.3%   21,754     7.1%


Accrued interest and other
 liabilities                   942    86.3%      472    30.2%
Junior subordinated debt     8,248   100.0%        -     0.0%
Notes payable                1,664   321.9%    1,981   990.5%
Minority interest in
 subsidiary                 (1,401) -100.0%   (1,464) -100.0%
                           --------- ------- --------- -------
Total Liabilities           99,195    40.8%   22,743     7.1%
                           --------- ------- --------- -------

Shareholders' Equity

Common stock                   132     0.9%       80     0.5%
Retained earnings            3,362   160.4%    1,096    25.1%
Other comprehensive income
 (loss)                        (10)  -11.1%      156  -205.3%
                          --------- ------- --------- -------
Total Shareholders' Equity   3,484    20.7%    1,332     7.0%
                          --------- ------- --------- -------
Total                     $102,679    39.5%  $24,075     7.1%
                          ========= ======= ========= =======

    CONTACT: Southwest Community Bancorp, Carlsbad
             Frank J. Mercardante, 760-918-2620